Exhibit 99.1

Quality Distribution, Inc. Announces Definitive Agreements to Acquire Wylie Bice Trucking and RM Resources for $79.3 Million

Wylie Bice Trucking is a Leading Provider of Transportation Services to the
Unconventional Oil and Gas Industry in North Dakota

RM Resources Owns and Operates Disposal Wells in North Dakota

Acquisitions to Provide Quality With Significant Presence in the Bakken Shale

TAMPA, Fla., May 7, 2012 (GLOBE NEWSWIRE) -- Quality Distribution, Inc. ("Quality" or "QLTY") (Nasdaq:QLTY) today announced that certain of its wholly-owned subsidiaries have entered into definitive agreements to acquire the operating assets of Wylie Bice Trucking, LLC ("Bice") and the operating assets and rights of RM Resources, LLC ("RM") for an aggregate purchase price of $79.3 million, plus potential additional consideration of $19.0 million, if certain future operating and financial performance criteria are satisfied. The transactions are expected to close by the end of the second quarter, subject to customary closing conditions.

Headquartered in Killdeer, ND, Bice is a leading provider of transportation services to the unconventional oil and gas industry within the Bakken shale region, primarily hauling fresh water, flowback and production water, and oil for numerous energy customers. The flowback and production water Bice hauls is primarily disposed of utilizing four existing salt water injection wells owned and operated by RM.

"The acquisition of Bice and RM represents the single-most significant step in expanding and diversifying our energy logistics business," said Gary Enzor, Quality's Chief Executive Officer. "The Bice and RM operations are top-tier transportation and disposal well providers in the fast growing Bakken shale region, and we are confident that we can build on their already solid platform. This transaction also supports our strategy to broaden our reach into key oil-rich shales. When we combine this Bakken acquisition with our existing Eagle Ford shale presence, Quality's energy logistics business will be more diversified and balanced between oil producing fields and our predominantly gas producing presence in the Marcellus shale. We are confident these transactions will further strengthen our customer offering, as we are fast becoming a water and oil hauling logistics solutions provider across multiple shales on a more national scale."

On a combined basis for its most recent fiscal year ended December 31, 2011, Bice and RM had revenues of approximately $106.0 million and Adjusted EBITDA of approximately $12.7 million. Adjusted EBITDA excludes approximately $0.9 million of charges not expected to recur. Quality expects the collective acquisitions to be accretive to earnings beginning in the third quarter of 2012.

Mr. Enzor continued, "Bice and RM have grown rapidly over the last several years and we are excited about their prospects heading into their peak season."

The transactions are structured as asset acquisitions, and aggregate consideration will be paid to the sellers as follows: (i) $49.0 million in cash at closing; (ii) a $21.3 million 5-year subordinated seller note bearing interest at a 5% fixed rate; and (iii) $9.0 million in unregistered shares of Quality common stock. An additional $19.0 million may be payable in cash one year after the anticipated closing date, contingent upon the collective businesses meeting certain future operating and financial performance criteria.

Wylie C. Bice, President of Bice, stated: "We believe that Quality is an ideal partner for us and we are excited about joining the team. Opportunities in the Bakken shale continue to grow, and combining with Quality provides us with access to growth capital and enables us to leverage their capabilities to capitalize on this dynamic market."

Bice operates two trucking terminals in North Dakota utilizing approximately 500 drivers, making it one of the largest haulers of fresh and disposal water and oil in the Bakken shale. Bice is principally an asset light business as the company primarily utilizes independent contractors who own their own equipment. RM has four existing disposal wells and is expected to add another well prior to the anticipated closing of the acquisitions; RM is required to deliver a sixth well within 6 months of the anticipated closing date, adding significant disposal capacity.

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly owned subsidiaries, QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality's network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

The Quality Distribution, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5285

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, that could cause actual results to differ materially from those expected or projected in the forward-looking statements. The statements in this press release relating to future plans, results, events or services, including statements regarding the parties' ability to consummate the acquisitions and the expected closing date of the acquisitions, the expected impact of the acquisitions on Quality's 2012 revenue and earnings and anticipated future combined operations and services, are forward-looking statements which are based on the current expectations of Quality. Statements of this nature are subject to specific risks and uncertainties attendant to transactions of the nature described in this press release, Quality's ability to successfully integrate the acquired businesses and achieve its anticipated benefits and synergies of the acquisitions; the effects of the transaction on the parties' existing relationships with customers, governmental entities, affiliates, owner-operators and employees; the impact of the acquisition on Quality's future financial results and business performance; the future conditions in the market and industry of the acquired businesses and the additional risks described in Quality's Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT: Joseph Troy

         Executive Vice President and Chief Financial Officer

         800-282-2031 ext. 7195